China Broadband, Inc. (“CBBD”) announces through its China-based subsidiary, Jinan Zhong Kuan Dian Guang Information Co. Ltd. ("Jinan"), that it has completed the acquisition, through a joint venture entity, of Shandong Radio & Broadcasting Newspaper Group ("Shandong Group") for approximately $4 million (based on current exchange rates).

Shandong Group is a China-based publisher of digital and analog television program guides, newspapers and entertainment magazines. It holds the exclusive license to publish television program guides in Shandong Province, which is one of the largest regional economies in China.

The Company's long term goal is to acquire local TV program guide providers (both in print media and digital media formats) and bundle them with cable broadband and interactive TV offerings following the government's mandate to convert analog TV to digital TV in all major cities by 2008 and throughout China by 2015. Cable TV value-added service is a rapidly growing market in China and includes cable broadband, electronic program guides, home shopping, interactive TV entertainment such as VOD, and interactive digital TV advertising.

Marc Urbach, president of China Broadband, Inc., commented: "I am extremely excited about our acquisition of our stake in the Shandong Group which we will operate through a joint venture with them. Besides the obvious great synergies that will be created between our two companies, I think there are tremendous expansion possibilities in the magazine sector. Moving from an almost exclusively subscription based model to one that incorporates advertising holds great growth potential. We are very excited to continue our evolution into what we hope will be one of the strongest media companies in China."

About China Broadband

China Broadband is a new player in China's growing cable broadband and more recently, electronic programming and print media markets. The Company's initial focus is in the Shandong Province of China. The Company's flagship operation is Jinan Jia He Broadband, also known as Jinan Broadband, the fifth largest broadband operator in China and the second largest broadband service provider in Shandong's capital city of Jinan. A spin-off of Jinan Jia He Digital TV Co. Ltd., Jinan Jia He Broadband has a close equity bond with Jinan Cable Network, the cable monopoly in Jinan with 1.3 million cable TV subscribers.

Disclosure

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission.

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